Exhibit 10.1

October 29, 2024

BY HAND

Mr. Eric J. Lindberg, Jr.

Re: Interim President and Chief Executive Officer Agreement

Dear Eric:

On behalf of Grocery Outlet Holding Corp. (the “Parent”) and Grocery Outlet Inc. (the “Company”), I am pleased to offer you the position of Interim President and Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role while we engage in a search for a permanent President and Chief Executive Officer and to continue to serve as a member of the Board of Directors of the Parent (the “Board”). You may accept this Agreement by signing and returning a copy of this Agreement to the me.

1. Term of Employment. Your employment under this Agreement shall commence as of October 29, 2024 (the “Commencement Date”) and shall continue until the earliest to occur of: (a) the date on which a permanent President and Chief Executive Officer commences employment with the Company (the “New CEO Commencement Date”), (b) the first anniversary of the Commencement Date (the “Expiration Date”), (c) your resignation from this position or (d) the termination of your employment by the Company (the first to occur of the foregoing, the “Separation Date”). Notwithstanding the foregoing, if the New CEO Commencement Date has not occurred prior to the first anniversary of the Commencement Date you and the Board agree to negotiate, in good faith, the extension of the term of employment hereunder and the compensation provided to you with respect to any extended term. If the Separation Date occurs as a result of your resignation (other than at the request of, or in mutual agreement with, the Board) prior to the Expiration Date or due to your termination by the Company for Cause (as defined below), in each case prior to the New CEO Commencement Date (a “Bad Leaver Event”), you will also resign as a member of the Board upon the Separation Date. Your employment is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6 of this Agreement.

2. Position and Duties. During the term of your employment under this Agreement, you shall serve as Interim President and Chief Executive Officer of the Company. Your duties and authority as Interim President and Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of the position chief executive officer, and you will report directly to the Board. In your role as Interim President and Chief Executive Officer, you agree to devote your full business time, energy, experience and talents to the business of the Company Group (as defined below); provided, that it shall not be a violation of this Agreement for you to (a) with the prior written consent of the Board, serve on the board of directors of other for-profit companies that do not compete with the Company Group; (b) serve on civic or charitable boards or committees; and (c) manage personal investments, so long as all such activities described in clauses (a) through (c) above do not materially interfere with the performance of your duties and responsibilities under this Agreement. Without limiting the foregoing, you will also retain your title as Chairman of the Board while you serve as Interim President and Chief Executive Officer.

3. Tax Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any Federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.

4. Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company. You will not receive any additional compensation in respect of your Board service while you are employed under this Agreement.

(a) Salary. Until the Separation Date, the Company shall pay you a salary at the rate of $79,166.66 per month (the “Salary”) in accordance with the Company’s regular payroll practices. You will receive your Salary in bi-weekly payments pursuant to the Company’s regular payroll practices.

(b) Bonus. You shall receive a cash bonus (the “Success Bonus”) of up to $1,187,500 for your services as Interim President and Chief Executive Officer (the “Maximum Bonus”), with the actual amount of the Success Bonus being the Maximum Bonus multiplied by a fraction, the numerator of which equals the number of days elapsed from the Commencement Date through the Separation Date, and the denominator of which equals 365 (it being understood that there will be no proration applied if you are employed through the Expiration Date). The Success Bonus payable in lump sum on the first regularly scheduled payroll date occurring after the earlier of (i) the New CEO Commencement Date and (ii) the Separation Date; provided, that if you undergo a Bad Leaver Event prior to the applicable payment date, you will not be entitled to any portion of the Success Bonus. The Success Bonus will be the only bonus you will be eligible to receive during your employment hereunder and you will not be eligible to participate in the Company’s Annual Incentive Plan.

(c) Equity Grant. Subject to approval by the Board, the Parent will grant you an award of a number of Restricted Stock Units under the Grocery Outlet Holding Corp. 2019 Incentive Plan equal to $4,104,400 divided by the closing price per share of the Parent’s common stock reported on NASDAQ on October 30, 2024, rounded down to the nearest full share (the “RSU Award”). Subject to your continued employment through the applicable vesting date, on the earlier of (i) the New CEO Commencement Date, and (ii) any other Separation Date occurring prior to the New CEO Commencement Date (other than a Separation Date that results from a Bad Leaver Event), a number of Restricted Stock Units will vest equal to the total number of Restricted Stock Units granted under the RSU Award, multiplied by a fraction, the numerator of which equals the number of days elapsed from the Commencement Date through the Separation Date, and the denominator of which equals 365 (it being understood that there will be no proration applied if you are employed through the Expiration Date). The RSU Award will otherwise be subject to the terms of an award agreement to be entered into by and between you and the Company, which will incorporate the vesting terms set forth herein and otherwise govern the terms of the RSU Award.

(d) Benefits. During the term of your employment hereunder, you shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements, and on the same basis as other senior executives of the Company.

(e) Business Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies.

(f) Legal Fees. The Company shall pay or reimburse you for the reasonable cost of attorney’s fees incurred in the negotiation of this Agreement and related agreements within 60 days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees (with recognition that such documentation will include attorney and time, but not the details of services).

(g) Indemnification; D&O Coverage. Your indemnification rights and coverage under applicable directors and officers liability insurance policies will continue on the same basis as in effect immediately prior to the commencement of your employment hereunder, and such indemnification and insurance obligations shall remain in effect following your termination of employment with the Company hereunder for any reason.

5. Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.

(a) Confidentiality.

(i) You shall not, at any time (whether during or after your employment with the Company Group), (A) retain or use for the benefit, purposes or account of you or any other Person (other than the Company Group); or (B) except in the course of your good faith performance of your job duties and responsibilities with the Company, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant; (B) made legitimately available to you by a third party without the breach of any confidentiality obligation; or (C) required by law or legal process to be disclosed; provided, that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment (at no cost to you).

(iii) Upon termination of your employment with the Company Group for any reason, you shall (A) cease and not thereafter commence use of any Confidential Information (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (B) make reasonable efforts to promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) that to the best of your knowledge are in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company Group, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and you may retain his address book to the extent it does not contain Confidential Information; and (C) notify and reasonably cooperate with the Company (as reasonably requested by the Company) regarding the delivery or destruction of any other Confidential Information of which you are or become aware. Nothing in this provision or this Agreement, however, will preclude you from using or disclosing Confidential Information in the course of performing your role on the Board, and this clause (iii) shall not apply to until your separation from the Board to the extent you continue to serve on the Board following your termination of employment hereunder.

(iv) Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise.

(b) Intellectual Property.

(i) If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during your employment by the Company and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), you shall promptly and fully disclose same to the Company and hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) You shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iii) You shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential or proprietary information or intellectual property relating to a former employer or other third party without the prior written per-mission of such third party. You shall comply with all policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. You acknowledge that the Company may amend any such policies and guidelines from time to time, and that you remain at all times bound by their most current version.

(c) Cooperation. Both during and after the term of your employment with the Company, you shall reasonably cooperate (with due regard given to your other commitments), (i) with the Company in the defense of any legal matter not adverse to you and involving any matter that arose during your employment with the Company or any other member of the Company Group; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to your employment period and not adverse to you. The Company will reimburse you for any reasonable travel and out-of-pocket costs and expenses incurred by you in providing such cooperation.

(d) Specific Performance. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the covenants herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the case of a breach or threatened breach of any of the covenants herein, seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

6. Termination; Termination Benefits.

(a) Prior to the first anniversary of the Commencement Date, your employment hereunder may be terminated (i) by you at any time for any or no reason upon no less than 30 days prior written notice to the Board or (ii) by the Company at any time for any reason or no reason upon no less than 30 days prior written notice to you (except if such termination is for Cause, in accordance with Section 6(b) below, in which case such termination will be effective upon written notice, subject to applicable cure rights).

(b) For purposes of this Agreement, “Cause” shall mean (i) your willful and continued breach of this Agreement or failure to perform your duties hereunder after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties; (ii) your conviction of or plea of guilty or nolo contendere to felony criminal conduct; or (iii) his material breach of Section 5 of this Agreement that is not cured within 30 days after you are provided written notice of your breach by the Company.

7. Miscellaneous.

(a) This Agreement, together with any agreements referenced herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you, the Parent and the Company with regard to the terms and conditions of your employment as Interim President and Chief Executive Officer. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Parent, the Company, their respective predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company and the Parent.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE

(WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.

(e)  This Agreement and the payments hereunder are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and guidance issued thereunder (“Section 409A”) and shall be interpreted in accordance with such intent. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GROCERY OUTLET HOLDING CORP.

By:	/s/ Luke D. Thompson
Name:	Luke D. Thompson
Title:	Executive Vice President, General
Counsel and Secretary

GROCERY OUTLET INC.

By:	/s/ Luke D. Thompson
Name:	Luke D. Thompson
Title:	Executive Vice President, General
Counsel and Secretary

ERIC J. LINDBERG, JR.

/s/ Eric J. Lindberg, Jr.